Exhibit 99.1

HCP INCREASES CREDIT FACILITY TO $2.0 BILLION WITH IMPROVED PRICING AND EXTENDED TERM

LONG BEACH, CA – March 31, 2014 – HCP (NYSE:HCP) announced that it has amended its unsecured revolving credit facility and increased it by $500 million to $2.0 billion.  The amended facility reduces the Company’s funded interest cost by 17.5 basis points and extends the maturity date to March 31, 2018. Based on the Company’s current credit ratings, the amended facility bears interest annually at LIBOR plus 92.5 basis points and has a facility fee of 15.0 basis points. Other terms of the amended facility were substantially unchanged, including a one-year extension option at the Company’s discretion, and the ability to increase the commitments by an aggregate amount of up to $500 million, subject to customary conditions.

“We are pleased that 100% of our relationship lenders re-committed to our credit facility,” said Lauralee Martin, President and Chief Executive Officer. “This successful execution demonstrates our continued commitment to a strong balance sheet.”

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. HCP’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital. A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 29 consecutive years; (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is a global leader in sustainability as a member of the CDP, Dow Jones and FTSE4Good sustainability leadership indices, and the Global and North American healthcare sector leader for GRESB. For more information regarding HCP, visit the Company’s website at www.hcpi.com.

Contact

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

(562) 733-5309